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                                                               Exhibit 10.17




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                            STOCK PURCHASE AGREEMENT


                                 by and between


                                 AGENCY.COM LTD.

                                       and

                         TOPICS INTERACTIVE FACTORY B.V.




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                               Dated July 23, 1999











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                            STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT (the "Agreement") dated July 23, 1999 by and between AGENCY.COM LTD., a New York corporation (the "Purchaser"); and TOPICS INTERACTIVE FACTORY B.V., a corporation organized under the laws of The Netherlands (the "Seller").

                              W I T N E S S E T H :

         WHEREAS, the Seller is the owner of all of the outstanding shares of TWINSPARK INTERACTIVE PEOPLE B.V., a corporation organized under the laws of The Netherlands (the "Company");

         WHEREAS, the Seller desires to sell, and the Purchaser desires to purchase, all of the shares owned by the Seller, being ordinary shares of the Company, nominal value of Dfl. 0.10 per share ("Company Shares"), pursuant to the provisions of this Agreement; and

         WHEREAS, the parties have complied with all obligations pursuant to the Works Council Act (WET OP DE ONDERNEMINGSRADEN);

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:


                                    ARTICLE I

                               SALE OF THE SHARES

         SECTION 1.1 SALE OF THE SHARES. Subject to the terms and conditions herein stated, the Seller hereby sells to the Purchaser on the Closing Date (as defined in Section 2.3), and the Purchaser hereby purchases from the Seller on the Closing Date, the Company Shares.


                                   ARTICLE II

                           PURCHASE PRICE AND CLOSING

         SECTION 2.1 PURCHASE PRICE. In consideration for the purchase by the Purchaser of the Company Shares, the aggregate purchase price (the "Purchase Price") to be delivered by the Purchaser to the Seller on the Closing Date shall be (a) a certificate or certificate registered in the name of the Seller representing 1,215,292 shares of Purchaser's common stock, par value $0.001 per share (the "Purchaser Stock"), plus (b) US$700,000. Payment of the cash portion shall be made by wire transfer to the third party account "Stichting Derdengelden Notarissen Amsterdam" at bank account number 51.97.61.243 of ABN AMRO Bank N.V. at Coolsingel 119 in Rotterdam, the Netherlands, using Swift code "ABNANL 2 R", mentioning "Agency / Twinspark". Notwithstanding anything in this
Section 2.1 to the contrary, the Purchase Price shall be subject to the adjustments contemplated by Sections 2.2.1 and 7.1.


                                      -1-


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         SECTION 2.2 CASH PAYMENT.

         2.2.1 PAYMENT. It is understood and agreed that the payment of US$700,000 to be made to the Seller at the Closing will be subject to adjustment to the extent (and only to the extent) that the net shareholders equity of the Company as at June 30, 1999 is less than US$700,000, such calculation to be made without including as assets goodwill and other like intangibles or fixed assets not in service ("Net Shareholders Equity"); to the extent that Net Shareholder Equity is less than US$700,000 as of June 30, 1999, the Seller shall promptly make a payment to the Company in the amount of such shortfall.

         2.2.2. DISPUTE PROCEDURE. On or prior to September 30, 1999, the Purchaser shall deliver to the Seller a report containing an unaudited balance sheet of the Company as at June 30, 1999, prepared in accordance with GAAP (as defined in Section 3.4), together with a statement setting forth the Net Shareholders Equity as of June 30, 1999 (the "Determination"). It is understood and agreed that in connection with the preparation of the June 30, 1999 balance sheet and Net Shareholder Equity calculation contemplated by this Section 2.2.2, all Dutch Guilder amounts shall be converted to U.S. Dollars using the Dutch Guilder/U.S. Dollar exchange rate as of the close of business on June 30, 1999 as quoted in The Wall Street Journal (U.S. edition). If the Seller does not agree that the Determination correctly states the Net Shareholders Equity, the Seller shall promptly (but not later than 30 days after the delivery of the Determination) give written notice to the Purchaser of any exceptions thereto (in reasonable detail describing the nature of the disagreement asserted). If the Seller and the Purchaser reconcile their differences, the Net Shareholders Equity calculation shall be adjusted accordingly and shall thereupon become binding, final and conclusive upon all of the parties hereto and enforceable in a court of law. If the Seller and the Purchaser are unable to reconcile their differences in writing within 30 days after written notice of exceptions is delivered to the Purchaser, the items in dispute shall be submitted to the Amsterdam office of a mutually acceptable accounting firm selected from among the six largest accounting firms in The Netherlands in terms of gross revenues (the "Independent Auditors") for final determination, and the Net Shareholders Equity calculation shall be deemed adjusted in accordance with the determination of the Independent Auditors and shall become final and conclusive upon all of the parties hereto and enforceable in a court of law. The Independent Auditors shall consider only the items in dispute and shall be instructed to act within 20 days (or such longer period as the Seller and the Purchaser may agree) to resolve all items in dispute. If the Seller does not give notice of any exception within 30 days after the delivery of the Determination or if the Seller gives written notification of its acceptance of the Net Shareholders Equity prior to the end of such 30 day period, the Net Shareholders Equity set forth in the Determination shall thereupon become binding, final and conclusive upon all the parties hereto and enforceable in a court of law.


         SECTION 2.3 CLOSING. The Closing under this Agreement (the "Closing") is taking place simultaneously with the execution and delivery of this Agreement, at the offices of Loeff Claeys Verbeke, Amsterdam. Such date is herein referred to as the "Closing Date." At the Closing, (i) the Seller shall deliver the Company Shares to the Purchaser by execution of a notarial deed of transfer of the Company Shares, and (ii) the Purchaser shall deliver to the Seller that portion of the Purchase Price to be delivered at Closing.


                                   ARTICLE III

                         REPRESENTATIONS OF THE SELLER

         The Seller hereby represents and warrants to the Purchaser as follows:

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         SECTION 3.1 EXECUTION AND VALIDITY OF AGREEMENTS; RESTRICTIVE
DOCUMENTS.

         3.1.1 EXECUTION AND VALIDITY. The Seller has the full corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all required corporate action on the part of the Seller. This Agreement has been duly and validly executed and delivered by the Seller and, assuming due authorization, execution and delivery by the Purchaser, constitutes a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms.

         3.1.2 STOCK OWNERSHIP. The Seller is the lawful, record and beneficial owner of all of the Company Shares and all of such Company Shares have been duly and validly authorized and issued by the Company and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and such ownership is free and clear of all mortgages, liens, security interests, encumbrances, claims, charges and restrictions of any kind or character (collectively, "Liens").

         3.1.3 NO OPTIONS. Except as set forth on SCHEDULE 3.1.3 hereto, there are no outstanding subscriptions, options, rights, warrants, calls, commitments or arrangements of any kind to acquire any Company Shares owned by the Seller and there are no agreements or understandings with respect to the sale or transfer of such Company Shares.

         3.1.4 NO RESTRICTIONS. There is no suit, action, claim, investigation or inquiry by any administrative agency or governmental body, and no legal, administrative or arbitration proceeding pending or, to the knowledge of the Seller, threatened against the Seller or any of the Company Shares, with respect to the execution, delivery and performance of this Agreement or the transactions contemplated hereby or any other agreement entered into by the Seller in connection with the transactions contemplated hereby.

         3.1.5 NON-CONTRAVENTION. The execution, delivery and performance by the Seller of its obligations hereunder and the consummation of the transactions contemplated hereby, will not (a) result in the violation by the Seller of any statute, law, rule, regulation or ordinance (collectively, "Laws"), or any judgment, decree, order, writ, permit or license (collectively, "Orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of The Netherlands, any foreign country or any domestic or foreign state, county, city or other political subdivision (a "Governmental or Regulatory Authority"), applicable to the Seller or any of the Company Shares, or (b) if the consents and notices set forth in SCHEDULE 3.1.6 are obtained or given, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or (except as set forth in SCHEDULE 3.1.6) require the Seller to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any lien upon any of the Company Shares, under any of the terms, conditions or provisions of any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (collectively, "Instruments") to which the Seller is a party or by which the Seller or any of the Company Shares is bound.

         3.1.6 APPROVALS AND CONSENTS. Except as disclosed on SCHEDULE 3.1.6, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Person (as defined in Section 9.3) is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Instrument to which the Seller is a party or by which any of the Company Shares is bound for the execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder or the consummation of the transactions contemplated hereby.

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         SECTION 3.2 EXISTENCE AND GOOD STANDING. The Company is duly organized and validly existing under the laws of The Netherlands, with the full corporate power and authority to own its property and to carry on its business all as and in the places where such properties are now owned or operated or such business is now being conducted. The Company is conducting business only in The Netherlands. The Company has not been dissolved (ONTBONDEN) and no resolution to dissolve the Company has been adopted. The Company is not a party to a merger or split-off pursuant to Section 2:309ff. of The Netherlands Civil Code. The Company has not been declared bankrupt and to the knowledge of the Seller no action or request is pending to declare the Company bankrupt. The Company has not filed for nor has it been granted a temporary suspension of payment (SURSEANCE VAN BETALING).

         SECTION 3.3 SUBSIDIARIES AND INVESTMENTS; CAPITAL STOCK.

         3.3.1 SUBSIDIARIES AND INVESTMENTS. The Company does not own any capital stock or other equity or ownership or proprietary interest in any Person, other than investments of publicly-traded debt and equity securities held for investment.

         3.3.2 CAPITAL STOCK. The Company has an authorized capital (MAATSCHAPPELIJK KAPITAAL) of 7,500,000 Dutch guilders consisting of 75,000,000 Ordinary Shares with a nominal value of Dfl. 0.10 per share, of which 15,000,000 Company Shares have been issued and are outstanding (GEPLAATST) . All of the Company Shares which are issued and outstanding have been validly issued . All issued and outstanding Ordinary Shares are fully paid up (VOLGESTORT) and no other class of capital stock of the Company is authorized or outstanding. There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character (collectively "Options") providing for the purchase, issuance or sale of any shares of the capital stock of the Company. All repurchases or redemptions of shares of capital stock of the Company were properly completed in compliance with all applicable regulations and corporate requirements; and no further monies or other obligations will be due by the Company or the Seller in respect thereof.

         SECTION 3.4 FINANCIAL STATEMENTS AND NO MATERIAL CHANGES. SCHEDULE 3.4 sets forth (a) an audited balance sheet of the Company as at December 31, 1998 and the related audited statements of income, retained earnings and cash flow for the year then ended, as reported on by Bunck en Brouwer, independent public accountants, and (b) an unaudited balance sheet of the Company as at March 31, 1999 (the "Company Balance Sheet") and the related unaudited statements of income, retained earnings and cash flow for the three months then ended. Except as indicated on SCHEDULE 3.4.1 hereto, such financial statements, including (in the case of the audited statements) the footnotes thereto, have been prepared in accordance with generally accepted accounting principles consistently applied and as applied in The Netherlands ("GAAP") throughout the periods indicated. The Company Balance Sheet fairly presents in all material respects the financial condition of the Company at the date thereof and fairly presents in all material respects all claims against and all debts and liabilities of the Company, fixed or contingent, as at the date thereof, required to be shown thereon under GAAP, and the related statements of income, retained earnings and cash flow fairly present in all material respects the results of operations of the Company, retained earnings and the cash flow for the period indicated. Except as set forth on SCHEDULE 3.23, since March 31, 1999 (the "Company Balance Sheet Date"), there has been no material adverse change in the properties, financial condition, business or results of operation of the Company.

         SECTION 3.5 BOOKS AND RECORDS. All accounts, books, ledgers and official and other records material to the business of the Company have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies contained or reflected therein. Except as set forth on SCHEDULE 3.5, the Company does not have any of its records, systems, controls, data

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or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and possession of the Seller or the Company.

         SECTION 3.6 TANGIBLE PERSONAL PROPERTY; ENCUMBRANCES. The Company has good and valid title to, or enforceable leasehold interests in or valid rights under contract to use all the properties and assets owned or used by it (real and personal, tangible and intangible), including, without limitation (a) all the properties and assets reflected in the Company Balance Sheet, and (b) all the properties and assets purchased or otherwise contracted for by the Company since the Company Balance Sheet Date (except for properties and assets reflected in the Company Balance Sheet or acquired or otherwise contracted for since the Company Balance Sheet Date that have been sold or otherwise disposed of in the ordinary course of business), except for those properties and assets which, individually and in the aggregate, are not material to the business of the Company, in each case free and clear of all Liens, except for Liens set forth on
SCHEDULE 3.6. The property, plant and equipment owned or otherwise contracted for by the Company are in a state of good maintenance and repair (ordinary wear and tear excepted) and are adequate and suitable in all material respects for the purposes for which they are presently being used.

         SECTION 3.7 REAL PROPERTY.

         3.7.1 OWNED REAL PROPERTY. The Company does not own a freehold interest in any real property or any option or right of first refusal or first offer to acquire real property, and the Company is not obligated by contract or otherwise to purchase any real property.

         3.7.2 LEASED REAL PROPERTY. SCHEDULE 3.7.2 contains an accurate and complete list of all real property leases to which the Company is a party (as lessee, lessor, sublessee or sublessor), including, without limitation, leases which the Company has subleased or assigned to a third party and as to which the Company remains liable. Each real property lease set forth on SCHEDULE 3.7.2 (or required to be set forth on SCHEDULE 3.7.2) (a) is valid and binding against the Company and, to the knowledge of the Seller, in full force and effect; (b) all rents and additional rents and other sums, expenses and charges due on each such lease have been paid; (c) the lessee has been in peaceable possession since the commencement of its original possession under such lease; (d) no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by or is required from the lessor; (e) there exists no default or event of default by the Company or to the knowledge of the Seller, by any other party;
(f) to the knowledge of the Seller, there exists no occurrence, condition or act (including the purchase of the Company Shares hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default or event of default by the Company; (g) there are no outstanding claims of breach or indemnification or notice of default or termination. Except as set forth on SCHEDULE 3.7.2, (h) the Company holds the leasehold estate in all the real property leases free and clear of all Liens, and (i) the Company is in physical possession and actual and exclusive occupation of the whole of each of its leased properties. The Company does not owe any brokerage commission with respect to any such real property leases.

         SECTION 3.8 CONTRACTS. SCHEDULE 3.8 hereto contains an accurate and complete list of the following agreements to which the Company is a party or by or to which the Company is bound: (a) all Plans (as such term is defined in Section 3.19); (b) any personal property lease with a fixed annual rental of $20,000 or more; (c) any contract relating to capital expenditures which involve payments of $30,000 or more in any single transaction or series of related transactions; (d) any contract relating to the making of a loan or advance to, or investment in, any other Person in an amount exceeding $10,000; (e) any contract evidencing or relating in any way to indebtedness for money borrowed or to be borrowed, whether directly or indirectly, by way of loan, purchase money obligation, guarantee (other than the endorsement of

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negotiable instruments for collection in the ordinary course of business), conditional sale, purchase or otherwise, which in any case involves $10,000 or more; (f) any management service, employment, consulting or any other similar type of contract which is not cancelable by the Company without penalty or other financial obligation within 30 days, (g) any contract limiting its freedom to engage in any line of business or to compete with any other Person, including agreements limiting the ability of the Company or any of its affiliates to take on competitive accounts during or after the term thereof; (h) any collective bargaining or union agreement, (i) any contract with any of its officers or directors (including indemnification agreements), provided that provisions contained in the Company's charter documents or by-laws do not need to be set forth on SCHEDULE 3.8, (j) any secrecy or confidentiality agreement (other than standard confidentiality agreements in computer software license agreements or agreements with clients entered into in the ordinary course of business), (k) any contract or license with respect to Intellectual Property (as defined in Section 3.14 below), other than "shrink wrap" and similar end-user licenses; (l) any agreement with a client which generates annual revenues of $10,000 or more; and (m) any joint venture agreement involving a sharing of profits not covered by (a) through (l) above; and (n) any contract (not covered by another subsection of this Section 3.8) which is material to the business of the Company or which involves $20,000 or more over the unexpired term thereof and is not cancelable by the Company without penalty or other financial obligation within 30 days. Notwithstanding the foregoing, (X) commitments to media and production expenses which are fully reimbursable from clients, and (Y) estimates or purchase orders given in the ordinary course of business relating to the execution of projects, do not have to be set forth on SCHEDULE 3.8. Each contract set forth on SCHEDULE 3.8 (or required to be set forth on SCHEDULE 3.8) is in full force and effect, and there exists no default or event of default by the Company or to the knowledge of the Seller, by any other party, or occurrence, condition, or act (including the purchase and/or transfer of the Company Shares hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder by the Company or would be a cause for premature termination, and there are no outstanding claims of breach or indemnification or notice of default or termination of any such contracts.

         SECTION 3.9 NON-CONTRAVENTION; APPROVALS AND CONSENTS.

         3.9.1 NON-CONTRAVENTION. The execution, delivery and performance by the Seller of its obligations hereunder and the consummation of the transactions contemplated hereby, will not (a) violate, conflict with or result in the breach of any provision of the articles of association (or other comparable corporate charter documents) of the Company, or (b) result in the violation by the Company of any Laws, or Orders, of any Governmental or Regulatory Authority, applicable to the Company or any of its assets or properties, or (c) if the consents and notices set forth in SCHEDULE 3.9.2 are obtained or given, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or (except as set forth in SCHEDULE 3.9.2) require the Company to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any lien upon any of the assets or properties of the Company, under any of the terms, conditions or provisions of any Instruments to which the Company is a party or by which the Company or any of its assets or properties is bound.

         3.9.2 APPROVALS AND CONSENTS. Except as disclosed on SCHEDULE 3.9.2, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other Person is required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority applicable to the Company or any Instrument to which the Company is a party or its assets or properties are bound for the execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder or the consummation of the transactions contemplated hereby.

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         SECTION 3.10 LITIGATION. Except as set forth on SCHEDULE 3.10, there is no action, suit, proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before (or to the knowledge of the Seller, any investigation by) any governmental or other instrumentality or agency, pending or, to the knowledge of the Seller, threatened, against the Company with respect to this Agreement or the transactions contemplated hereby, or against or affecting the Company or its properties or rights; and no acts, facts, circumstances, events or conditions occurred or exist which are a valid basis for any such action, proceeding or investigation. The Company is not subject to any Order entered in any lawsuit or proceeding.

         SECTION 3.11 TAXES. The Company has timely filed, or caused to be filed, taking into account any valid extensions of due dates, completely and accurately, all federal, state, local and foreign tax or information returns (including estimated tax returns) required under the statutes, rules or regulations of such jurisdictions to be filed by the Company. The term "Taxes" means taxes, duties, charges or levies of any nature imposed by any Governmental or Regulatory Authority, including without limitation income, gains, capital gains, surtax, capital, franchise, capital stock, value-added taxes, taxes required to be deducted from payments made by the payor and accounted for to any tax authority, employees' income withholding, back-up withholding, withholding on payments to foreign Persons, social security, national insurance, unemployment, worker's compensation, payroll, disability, real property, personal property, sales, use, goods and services or other commodity taxes, business, occupancy, excise, customs and import duties, transfer, stamp and other taxes (including interest, penalties or additions to tax in respect of the foregoing), and includes all taxes payable by the Company pursuant to U.S. Treasury Regulations 1.1502-6 or any similar provisions of state, local or foreign law. All Taxes shown on said returns to be due and all additional assessments received prior to the date hereof have been paid or are being contested in good faith, in which case, such contested assessments are set forth on SCHEDULE 3.11. The Company has collected all sales, use, goods and services or other commodity Taxes required to be collected, and has withheld all amounts required to be withheld on account of Taxes for amounts paid to employees, directors, officers and residents and non-residents; and in each case has remitted or will remit the same to the appropriate taxing authority within the prescribed time periods. The amount set up as an accrual for Taxes on the Company Balance Sheet is sufficient for the payment of all unpaid Taxes of the Company, whether or not disputed, for all periods ended on and prior to the date thereof. Since the Company Balance Sheet Date, the Company has not incurred any liabilities for Taxes other than in the ordinary course of business. The Seller has delivered to the Purchaser correct and complete copies of all income tax returns filed with respect to the Company for all taxable periods since its inception. Except as set forth on SCHEDULE 3.11, none of the tax returns of the Company has ever been audited by any Governmental or Regulatory Authority. The Company has not received notice of any audit or examination currently in progress, or of any proposed audit or examination. No deficiency in the payment of Taxes by the Company for any period has been asserted in writing by any taxing authority and remains unsettled at the date of this Agreement. The Company has not been a member of an affiliated group filing consolidated federal income tax returns nor has it been included in any combined consolidated or unitary state or local income tax return. The Company is not a party to any tax allocation or tax sharing agreement nor does it have any contractual obligation to indemnify any other person with respect to Taxes. The Company will not be required as a result of a change in accounting method for any period ending on or before the Closing Date to include any adjustment under Section 481 of the U.S. Tax Code (or any similar provision of Holland or other local or foreign income tax law) in income for any period ending after the Closing Date.

         SECTION 3.12 LIABILITIES. Except as set forth in the Company Balance Sheet or reflected in the notes thereto, the Company does not have any outstanding claims, liabilities or indebtedness of any nature whatsoever (collectively in this Section 3.12, "Liabilities"), whether accrued, absolute or contingent, determined or undetermined, asserted or unasserted, and whether due or to become due, other than (a) Liabilities specifically disclosed in any Schedule hereto; (b) Liabilities under contracts, purchase orders and other agreements, arrangements and commitments of the type required to be disclosed by the Seller on any Schedule but because of the dollar amount or other qualifications are not required to be listed on such Schedule; (c) Liabilities incurred in the ordinary course of business and consistent with past practice since the Company Balance Sheet Date and (d) liabilities to the extent covered by insurance maintained by the Company. SCHEDULE 3.8 sets forth a list of all current arrangements of the Company for borrowed money and all outstanding balances as of the Closing Date hereof with respect thereto. Except as set forth on SCHEDULE 3.12, the Company is not in default in respect of the terms or conditions of any borrowings.

         SECTION 3.13 INSURANCE. SCHEDULE 3.13 is a schedule of all insurance policies (including life insurance) or binders maintained by the Company. All such policies are in full force and effect and all premiums that have become due have been paid. The Company has not received any notice of cancellation or non-renewal of any such policy or binder. Except as set forth on SCHEDULE 3.13, within the past two years the Company has not filed for any claims exceeding $15,000 against any of its insurance policies, exclusive of automobile policies.

         SECTION 3.14 INTELLECTUAL PROPERTIES.

         3.14.1. REPRESENTATIONS. The registrations of Intellectual Property listed on SCHEDULE 3.14 are valid and subsisting, all necessary registration or renewal fees in connection with such registrations have been made and all necessary documents and certificates in connection with such registrations have been filed with the relevant patent, copyright and trademark authorities for the purposes of maintaining such registrations. Except as set forth on SCHEDULE 3.14, (a) no Person has any rights to use any Intellectual Property of the Company; (b) the Company has not granted to any Person, nor authorized any Person to retain, any rights in any Intellectual Property of the Company. Except as set forth on SCHEDULE 3.14 and except for "shrink wrap" and similar commercial end-user licenses, the Company owns and has exclusive title to each item of Intellectual Property of the Company to use or operate under, all other Intellectual Property of the Company. To the knowledge of the Seller, the operation of the business of the Company as it is currently conducted does not infringe the Intellectual Property of any other Person and the Company has not received written notice, nor to the knowledge of the Seller oral notice, from any Person that the operation of its business infringes the Intellectual Property of any Person. There are no contracts or agreements between the Company and any other Person with respect to Intellectual Property of the Company in respect of which there is any dispute known to the Seller regarding the scope of such agreement, or performance under such contract, including with respect to any payments to be made or received by the Company. To the knowledge of the Seller, no Person is infringing or misappropriating any of the Intellectual Property of the Company.

         3.14.2 DEFINITIONS. For purposes of this Agreement, the term "Intellectual Property" shall mean any or all of the following and all rights associated therewith: (a) all patents and applications therefor and all reissues, divisions, renewals, extensions, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets proprietary information, know-how, technology, technical data and customer lists, rights of privacy and publicity, and all documentation relating to any of the foregoing; (c) all copyrights, copyright registrations and applications therefor and other rights corresponding thereto; (d) all mask works, mask work registrations and applications therefor; (e) all industrial designs and any registrations and applications therefor; (f) all trade names, logos, common law trademarks and service marks; trademark and service mark registrations and applications therefor and all goodwill associated therewith; and (g) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded and all documentation related to any of the foregoing. "Intellectual Property of the Company" shall mean any Intellectual Property (h) that is owned by, or exclusively licensed to, the Company; or (i) which is necessary to the operation of the Company, including the design, manufacture, use and sale of the products or delivery of the services of the Company as it is currently operated or is reasonably anticipated to be operated in the future and all Intellectual Property currently owned by the Company, but shall specifically not include any rights in or to materials created for clients as "work-for-hire" or which are subject to an exclusive assignment or license in favor of clients of the Company.

         SECTION 3.15 COMPLIANCE WITH LAWS; LICENSES AND PERMITS.

         3.15.1 COMPLIANCE. The Company is, and its business has been conducted, in compliance with all applicable Laws and Orders, except in each case where the failure to so comply would not reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets, properties or business of the Company (a "Material Adverse Effect"), including without limitation, (a) all Laws and Orders promulgated by The Netherlands equivalent of the U.S. Federal Trade Commission or any other Governmental or Regulatory Authority; (b) all environmental Laws and Orders; and (c) all Laws and Orders relating to labor, civil rights, and occupational safety and health laws, worker's compensation, employment and wages, hours and vacations, or pay equity. The Company has not been charged with, or, to the knowledge of the Seller threatened with or under any investigation with respect to, any charge concerning any violation of any Laws or Orders.

         3.15.2 LICENSES. The Company has all licenses and permits and other governmental certificates, authorizations and approvals (collectively, "Licenses") required by a Governmental or Regulatory Authority for the operation of its business and the use of its properties as presently operated or used, except where the failure to have such Licenses would not reasonably be expected to have a Material Adverse Effect. All of the Licenses are in full force and effect and no action or claim is pending, nor to the knowledge of the Seller is threatened, to revoke or terminate any of such Licenses or declare any such License invalid in any material respect.

         SECTION 3.16 CLIENT RELATIONS. SCHEDULE 3.16 sets forth (a) the twenty largest clients of the Company (measured by fees generated) as at December 31, 1998 and the fees from each such client and from all clients (in the aggregate) for the year ended December 31, 1998 and (b) the clients projected to be the twenty largest clients of the Company (measured by fees) based on the Company's current 1999 profit plan for the year ending December 31, 1999, together with the estimated fees for each such client and all clients (in the aggregate) for such fiscal year. Except as set forth in SCHEDULE 3.16, no client of the Company has advised the Company, the Seller, or any shareholder of the Seller in writing, or has orally advised the Seller or any shareholder of the Seller or any department heads of the Company, (a) that it is terminating or considering the termination of the handling of its business by the Company, as a whole or in respect of any particular product, project or service or (b) that it will not use the Company's services in the future.

         SECTION 3.17 ACCOUNTS RECEIVABLE; WORK-IN-PROCESS; ACCOUNTS PAYABLE. The amount of all work-in-process, accounts receivable, unbilled invoices recorded on the books of account of the Company and reflected on the Company Balance Sheet (including without limitation unbilled invoices for services and out-of-pocket expenses) and other debts due or recorded in the records and books of account of the Company as being due to the Company and reflected on the Company Balance Sheet are good and collectible in full (less the amount of any provision, reserve or similar adjustment therefor reflected on the Company Balance Sheet). Except as set forth on SCHEDULE 3.17, there has been no material adverse change since the Company Balance Sheet Date in the amount or aging of the work-in-process, accounts receivable or other debts due to the Company or the reserves with respect thereto, or accounts payable of the Company.

         SECTION 3.18 EMPLOYMENT RELATIONS. (a) The Company is not engaged in any unfair labor practice; (b) no unfair labor practice complaint against the Company is pending before any Governmental or Regulatory Authority; (c) there is no organized labor strike, dispute, slowdown or stoppage actually pending or to the knowledge of the Seller threatened against or involving the Company; (d) there are no labor unions or work council representing or, to the knowledge of the Seller, attempting to represent the employees of the Company;
(e) no claim or material grievance nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending and to the knowledge of the Seller, no such claim or grievance has been threatened; (f) no collective bargaining agreement is currently being negotiated by the Company; and (g) the Company has not experienced any work stoppage or similar organized labor dispute during the past three years. There is no legal action, suit, proceeding or claim pending or, to the knowledge of the Seller, threatened between the Company and any of its employees, former employees, agents, former agents, job applicants or any association or group of any of their employees, except as set forth on
SCHEDULE 3.10.

         SECTION 3.19 EMPLOYEE BENEFIT MATTERS. All liabilities under any plan or agreement required to be listed on SCHEDULE 3.8 under clause (a) of Section
3.8 were, as of the Company Balance Sheet Date and will be, as of the Closing Date, fully funded or fully insured and adequate accruals therefor were provided in the Company Balance Sheet; and any back service liabilities in respect of any period prior to the date hereof have been paid in accordance with the terms and conditions of the applicable pension plans.

         SECTION 3.20 INTERESTS IN CUSTOMERS, SUPPLIERS, ETC. Except as set forth on SCHEDULE 3.20, neither (x) the Seller nor (y) to the knowledge of the Seller (without making any special inquiry of the Related Group, as hereinafter defined), any director or employee of the Company, or any director or shareholder of the Seller (collectively, the "Related Group"),:

         (i) owns, directly or indirectly, any interest in (excepting less than 1% stock holdings for investment purposes in securities of publicly held and traded companies), or received payments from, or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent, customer or client of the Company;

         (ii) owns, directly or indirectly (other than through the ownership of stock or other securities of the Company), in whole or in part, any tangible or intangible property (including, but not limited to Intellectual Property) that the Company uses in the conduct of business; or

         (iii) has any cause of action or other claim whatsoever against, or owes any amount to, the Company, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof (including but not limited to loans and accrued interest thereon made by the Seller or such shareholders to the Company as reflected in the books and records of the Company).

         SECTION 3.21 BANK ACCOUNTS AND POWERS OF ATTORNEY. Set forth on
SCHEDULE 3.21 is an accurate and complete list showing (a) the name of each bank in which the Company has an account, credit line or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto, and
(b) the names of all Persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.

         SECTION 3.22 COMPENSATION OF EMPLOYEES. SCHEDULE 3.22 is an accurate and complete list showing (a) the names and positions of all salaried employees of and exclusive consultants to the Company, together with a statement of the current annual salary or fees, and the bonus and incentive compensation paid or payable with respect to calendar years 1998 and 1999, and any material fringe benefits of such employees or exclusive consultants; (b) the names of all retired employees, if any, of the Company who are receiving or entitled to receive any healthcare or life insurance benefits or any payments from the Company not covered by any pension plan to which the Company is a party, their ages and current unfunded pension rate, if any; and (c) a description of the severance benefits, if any, of the Company.

         SECTION 3.23 NO CHANGES SINCE THE COMPANY BALANCE SHEET DATE.
Since the Company Balance Sheet Date except as specifically stated on SCHEDULE
3.23 the Company has not (i) incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business, (ii) permitted any of its assets to be subjected to any lien, (iii) sold, transferred or otherwise disposed of any assets except in the ordinary course of business, (iv) made any capital expenditure or commitment therefor which individually or in the aggregate exceeded $20,000, (v) declared or paid any dividends or made any distributions on any shares of its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares, (vi) made any bonus or profit sharing distribution, (vii) increased or prepaid its indebtedness for borrowed money, except current borrowings under credit lines listed on SCHEDULE 3.8 from banks in the ordinary course of business or made any loan to any Person, (viii) written down the value of any work-in-process, or written off as uncollectible any notes or accounts receivable, except write-downs and writeoffs in the ordinary course of business, none of which individually or in the aggregate, is material to the Company, (ix) except as set forth on SCHEDULE 3.22, granted any increase in the rate of wages, salaries, bonuses or other remuneration of any employee who, whether as a result of such increase or prior thereto, receives aggregate compensation from the Company at an annual rate of $40,000 or more, or except in the ordinary course of business to any other employees, (x) canceled or waived any claims or rights of material value, (xi) made any change in any method of accounting procedures,
(xii) otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of its business,
(xiii) amended in any material respect or terminated any agreement which is material to its business, (xiv) renewed, extended or modified any lease of real property or except in the ordinary course of business any lease of personal property, (xv) adopted, amended in any material respect or terminated any Plan or (xvi) agreed, whether or not in writing, to do any of the foregoing.

         SECTION 3.24 CORPORATE CONTROLS. Neither the Company nor the Seller, or, to the knowledge of the Seller, any officer, authorized agent, employee or any other Person while acting on behalf of the Company, has, within the period covered by any applicable statute of limitations, directly or indirectly: used any corporate fund for unlawful contributions, gifts, or other unlawful expenses relating to political activity; made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds; established or maintained any unlawful or unrecorded fund of corporate monies or other assets; made any false or fictitious entry on its books or records; made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment, or other payment of a similar or comparable nature, to any Person, private or public, regardless of form, whether in money, property, or services, to obtain favorable treatment in securing business or to obtain special concessions, or to pay for favorable treatment for business secured or for special concessions already obtained, and the Company has not participated in any illegal boycott or other similar illegal practices affecting any of its actual or potential customers.

         SECTION 3.25 YEAR 2000 COMPLIANCE.

         3.25.1. DEFINITION. The term "Y2K Compliant" shall mean: (a) the functions, calculations and other computer processes of all computer hardware, software and systems, including but not limited to internal and outsourced management information systems and embedded computer features within other systems of the Company (collectively, "Processes"), perform properly in a consistent manner regardless of the date in time on which the Processes are actually performed and regardless of the date of input to the software, whether before, on or after January 1, 2000 and whether or not the dates are affected by leap years; (b) the computer hardware, software and systems accept, calculate, compare, sort, extract, sequence and otherwise process data inputs and date values, and return and display date values, in a consistent manner regardless of the dates used, whether before, on or after January 1, 2000; (c) the computer hardware, software and systems will function properly without interruptions or extraordinary manual intervention caused by the date in time on which the Processes are actually performed or by the date of input to the software, whether before, on or after January 1, 2000; (d) the computer hardware, software and systems accept and respond to two-digit year data input in the Processes in a manner that resolves any ambiguities as to the century in a defined, predetermined and appropriate manner; and (e) the computer hardware, software and systems store and display data in the Processes in ways that are unambiguous as to the determination of the century.

         3.25.2. COMPUTER SYSTEMS. The Company has used its reasonable commercial efforts so that, to its knowledge, the current computer hardware, software and systems, and accompanying documentation, of the Company will be Y2K Compliant, in a full production version, with accompanying documentation, no later than September 30, 1999. The Company has used its reasonable commercial efforts so that, to its knowledge, the receipt of Y2K Compliant computer hardware, software, and systems will be provided to the Company in a timely manner under current supplier contracts or standard maintenance and support plans without additional fee or charge of any kind (including any installation, freight, or other costs or fees) to the Company.

         3.25.3 OTHER PRODUCTS AND SERVICES. The Company has used its reasonable commercial efforts so that, to its knowledge, (a) its products will be delivered and its services will be scheduled and performed in a timely manner without material interruptions caused by the date in time on which the product is ordered or is actually delivered or the services are scheduled or actually performed under normal procedures in the ordinary course, whether before, on or after January 1, 2000, and (b) it will have made appropriate inquiries to confirm that its essential suppliers of products and services, including the suppliers of its infrastructure systems, have Y2K compliance programs in place to avoid interruptions in the supplier-customer trading relationship which could have a Material Adverse Effect whether before, on or after January 1, 2000.

         SECTION 3.26 BROKERS. Except as set forth on SCHEDULE 3.26, no broker, finder, agent or similar intermediary has acted on behalf of the Seller or the Company in connection with this Agreement or the transactions contemplated hereby, and no brokerage commissions, finder's fees or similar fees or commissions are payable by the Company or the Seller in connection therewith based on any agreement, arrangement or understanding with any of them. The Seller shall bear all brokerage commissions and finder's fees (or similar fees or commissions) payable to the brokers, finders, agents or similar intermediaries set forth on SCHEDULE 3.26.

         SECTION 3.27 COPIES OF DOCUMENTS. The Seller has caused to be made available for inspection and copying by the Purchaser and its advisers, true, complete and correct copies of all documents referred to in this Article III or in any Schedule. Summaries of all material oral contracts contained in SCHEDULE
3.8 are complete and accurate in all material respects.


                                   ARTICLE IV

                        REPRESENTATIONS OF THE PURCHASER

         The Purchaser, represents, warrants and agrees to and with the Seller as follows:

         SECTION 4.1 EXISTENCE AND GOOD STANDING. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, with full corporate power and authority to own its property and to carry on its business all as and in the places where such properties are now owned or operated or such business is now being conducted. The Purchaser has not been dissolved and no resolution to dissolve the Purchaser has been adopted. The Company is not a party to a merger or split-off. The Purchaser has not been declared bankrupt and to the knowledge of the Purchaser no action or request is pending to declare the Purchaser bankrupt. The Purchaser has not filed for nor has it been granted a temporary suspension of payment (SURSEANCE VAN BETALING).

         SECTION 4.2 EXECUTION AND VALIDITY OF AGREEMENT. The Purchaser has the full corporate power and authority to make, execute, deliver and perform this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by all required corporate action on behalf of the Purchaser and this Agreement has been duly and validly executed and delivered by the Purchaser and assuming due authorization, execution and delivery by the Seller constitutes a legal, valid and binding obligation of it, enforceable against the Purchaser in accordance with its terms.

         SECTION 4.3 NON-CONTRAVENTION; APPROVALS AND CONSENTS.

         4.3.1 NON-CONTRAVENTION. The execution, delivery and performance by the Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby, will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation or by-laws (or other comparable corporate charter documents) of the Purchaser, or (b) result in the violation by the Purchaser of any Laws or Orders of any Governmental or Regulatory Authority, applicable to the Purchaser or any of its assets or properties, except as would not reasonably be expected to have a Material Adverse Effect, or (c) conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, or require the Purchaser to obtain any consent, approval or action of, make any filing with or give any notice to, or result in or give to any Person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Purchaser, under any of the terms, conditions or provisions of any Instruments to which the Purchaser is a party or by which the Purchaser or any of its assets or properties are bound.

         4.3.2 APPROVALS AND CONSENTS. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority or any Instrument to which the Purchaser is a party or by which the Purchaser or any of its assets or properties is bound for the execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder or the consummation of the transactions contemplated hereby.

         SECTION 4.4 CAPITALIZATION. The Purchaser has an authorized capitalization consisting of 50,000,000 shares of common stock, $0.001 par value per share, of which as of the Closing Date 25,368,874 shares are issued and outstanding, an aggregate of 9,601,178 shares are allocated to the 1999 Agency.Com Stock Option/Stock Issuance Plan., and an aggregate of 7,400,000 shares are subject to issuance upon the exercise of certain warrants; in addition, there are 1,376,446 shares subject to the issuance of options under the Interactive Solutions and Quadris Option Plans which were assumed by the Purchaser in April 1999. No other class of capital stock or series of any class of capital stock or securities convertible into capital stock of Purchaser is authorized or outstanding. Except for the shares of Purchaser Stock to be issued and delivered pursuant to this Agreement and as specifically set forth herein, there are no (a) outstanding subscriptions, options, warrants, rights (including "phantom" stock rights), calls, preemptive rights, or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument, plan or agreement (collectively, "OPTIONS"), obligating Purchaser to issue or sell any shares of the capital stock of Purchaser, or to grant, extend or enter into any Option with respect thereto, or (b) outstanding Options providing for settlement in cash.

         SECTION 4.5 PURCHASER STOCK. The shares of Purchaser Stock, when issued and delivered to the Seller pursuant to the provisions of this Agreement, will be validly issued and outstanding, fully-paid and non-assessable, free and clear of all Liens other than restrictions on resale arising by virtue of Federal and state securities laws of the United States (and to the extent applicable the provisions of the Investment Representation Certificate to be delivered by the Seller at the Closing), and will not be subject to any preemptive right of shareholders of Purchaser. The shares of Purchaser Stock issued to Seller, together with 30,000 additional shares of Purchaser Stock, represent 3.5% of the Applicable Purchaser Shares, as calculated and defined in SCHEDULE 4.5 hereto (the "Seller's Closing Percentage").

         SECTION 4.6 FINANCIAL STATEMENTS. SCHEDULE 4.6 sets forth (a) an audited balance sheet of the Purchaser as at December 31, 1998 and the related audited statements of income, retained earnings and cash flow for the year then ended, as reported on by Arthur Andersen LLP, independent public accountants, and (b) an unaudited balance sheet of the Purchaser as at March 31, 1999 and the related unaudited statements of income, retained earnings and cash flow for the three months then ended, and (c) unaudited balance sheet of the Purchaser, Interactive Solutions Incorporated, Quadris Consulting Inc., and Eagle River Interactive Inc. as at March 31, 1999 (collectively, the "Purchaser Balance Sheet") which reflects the acquisitions by Purchaser on April 28, 1999 (in each case effective as of April 1, 1999) of Interactive Solutions Incorporated and Eagle River Interactive Inc. and the related unaudited statements of income, profit and loss statements, retained earnings and cash flow for the three months then ended. Except as indicated on SCHEDULE 4.6.1 hereto, such financial statements, including (in the case of the audited statements) the footnotes thereto, have been prepared in accordance with GAAP throughout the periods indicated. The Purchaser Balance Sheet fairly presents in all material respects the financial condition of the Purchaser at the date thereof and fairly presents in all material respects all claims against and all debts and liabilities of the Purchaser, fixed or contingent, as at the date thereof, required to be shown thereon under GAAP, and the related pro forma statements of income, retained earnings and cash flow fairly present in all material respects the pro forma results of operation of the Purchaser. Except as set forth on SCHEDULE 4.6.2, since March 31, 1999 (the "Purchaser Balance Sheet Date") there has been no material adverse change in the properties, financial condition, business or results of operations of the Purchaser.

         SECTION 4.7 LITIGATION. There is no action, suit, proceeding at law or in equity by any Person, or any arbitration or any administrative or other proceeding by or before (or to the knowledge of the Seller, any investigation by) any governmental or other instrumentality or agency, pending or, to the knowledge of the Purchaser, threatened, against the Purchaser with respect to this Agreement or the transactions contemplated hereby; and no acts, facts, circumstances, events or conditions occurred or exist which are a valid basis for any such action, proceeding or investigation. The Purchaser is not a party to any legal proceedings. The Purchaser is not subject to any Order entered in any lawsuit or proceeding.

         SECTION 4.8 BROKERS. No broker, finder, agent or similar intermediary has acted on behalf of the Purchaser or its affiliates in connection with this Agreement or the transactions contemplated hereby, and no brokerage commissions, finders' fees or similar fees or commissions are payable by the Purchaser or its affiliates in connection therewith based on any agreement, arrangement or understanding with any of them.

         SECTION 4.9 DISCLOSURE. No representations or warranties by the Purchaser in this Agreement, including the Exhibits and the Schedules delivered by the Purchaser hereto, and no statement contained in either the financial statements set forth as SCHEDULE 4.6 (including the footnotes thereto) or the draft dated July 20, 1999 of the Purchaser's registration statement on Form S-1 (the "Draft Registration Statement"), contains any untrue statement of a material fact, or omits to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements contained herein or therein not misleading. There is no fact known to the Purchaser which has or could have a material adverse effect on the Purchaser, which has not been set forth in this Agreement (including the Exhibits and the Purchaser's schedules hereto), the financial statements set forth as SCHEDULE 4.6 (including the footnotes thereto) or the Draft Registration Statement. Notwithstanding the foregoing, it is understood and agreed that the failure of the Draft Registration Statement to include information regarding the number of shares to be issued pursuant to the Registration Statement or to include a number of shares which may change after the date hereof, and to include information as to pricing of the shares of Purchaser Stock offered thereby, shall in no event be deemed to be an untrue statement of a material fact, or the omission of a material fact necessary, in light of the circumstances under which it was made, in order to make the statements contained therein not misleading.


                                    ARTICLE V

                        ACTIONS AT CLOSING BY THE SELLER

         Simultaneously herewith:

         SECTION 5.1 REQUIRED APPROVALS, NOTICES AND CONSENTS. The Seller has obtained or given, at no expense to the Purchaser and there have not been withdrawn or modified, any notices, consents, approvals or other actions listed on SCHEDULES 3.1.6 or 3.9.2 hereof (including without limitation, obtaining all consents, approvals and/or waivers required under the contracts listed on
SCHEDULE 3.8 in order to permit the consummation of the transactions contemplated by this Agreement without causing or resulting in a default, event of default, acceleration event or termination event under any of such documents and without entitling any party to any of such documents to exercise any other right or remedy adverse to the interests of the Purchaser or the Company thereunder). Each such consent or approval is in form reasonably satisfactory to counsel for the Purchaser.

         SECTION 5.2 SHAREHOLDERS REGISTER. The Seller has delivered to the
Purchaser: a) the original shareholders register (AANDEELHOUDERSREGISTER) of the Company.

         SECTION 5.3 DIRECTOR. The Purchaser has received a copy of a resolution of the shareholders of the Company to the effect that the Seller shall cease to be the director of the Company as of the moment the Company Shares are transferred to the Purchaser and that the new director of the Company shall be the President, Europe of the Purchaser. In addition, the Purchaser has received a copy of a notice from Seller confirming his resignation as of that moment and waiving any and all claims he may have against the Company in relation to such resignation.

         SECTION 5.4 INVESTMENT REPRESENTATION CERTIFICATE. The Seller delivered to Purchaser an Investment Representation Certificate, in the form and to the effect of EXHIBIT B hereto.

         SECTION 5.5 EMPLOYMENT AGREEMENTS. Each of Roland Slot, Gijs Dullaert and Patrick van Gent entered into an Employment Agreement with the Company, in the form and to the effect of EXHIBIT C hereto.

         SECTION 5.6 NON-SOLICITATION AGREEMENTS. Each of Roland Slot, Gijs Dullaert and Patrick van Gent entered into a Non-Solicitation Agreement with the Company, in the form and to the effect of EXHIBIT D hereto.

         SECTION 5.7 REPAYMENT OF LOANS. All indebtedness of the Seller to the Company (including for this purpose the ultimate shareholders of Seller), together with unpaid interest thereon from the date of inception, was repaid in full, other than routine travel expense advances in the ordinary course of business and consistent in amount with past practice, and the Seller has delivered to Purchaser a certificate, dated the Closing Date, to such effect.

         SECTION 5.8 PROCEEDINGS. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident thereto are reasonably satisfactory in form and substance to the Purchaser and its counsel, and the Purchaser has received copies of all such documents and other evidences as it or its counsel may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.



                                   ARTICLE VI

                       ACTIONS AT CLOSING BY THE PURCHASER

         Simultaneously herewith:

         SECTION 6.1 CERTIFIED RESOLUTIONS. The Purchaser has delivered to the Seller a copy of the resolutions of the Board of Directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and the transactions and other agreements contemplated hereby, certified to by an officer of the Purchaser.

         SECTION 6.2 PROCEEDINGS. All proceedings to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto are reasonably satisfactory in form and substance to the Seller, the Company and their counsel and the Company has received copies of all such documents and other evidences as it or its counsel may reasonably request in order to establish the consummation of such transaction and the taking of all proceedings in connection therewith.



                                   ARTICLE VII

                                OTHER AGREEMENTS

         SECTION 7.1 RE-EXAMINATION OF CONSIDERATION. Given that the number of shares of Purchaser Stock issued in connection with the transactions contemplated hereby was based upon the capitalization set forth in Section 4.4, the Purchaser hereby agrees to increase the number of shares of Purchaser Stock issued to the Seller in connection with this transaction so that (a) in the case of clause (i) below, the Seller's percentage ownership interest (calculated as if an additional 30,000 shares of Purchaser Stock had been issued to Seller) is not less than 95% of the Seller's Closing Percentage and (b) in the case of clause (ii) below, the Seller's percentage ownership interest (calculated as if an additional 30,000 shares of Purchaser Stock had been issued to Seller) is not less than 85% of the Seller's Closing Percentage in the event that prior to October 31, 1999, the Purchaser either:

         (i) issues additional shares of capital stock, and such issuances (whether individually or in the aggregate) result in a dilution in the Seller's ownership interest in the Purchaser of greater than 5%.

         However, any dilution under this clause (i) shall be calculated without taking into account shares issued in connection with an initial public offering of the Purchaser's common stock, shares issued to the employees of the Company as contemplated hereby, shares issued upon the exercise of existing options, or shares issued in connection with another acquisition made by the Purchaser in good faith and, in its business judgment, for fair value. In addition, the dilution as calculated under this clause (i) shall give effect to the return of any shares by any stockholder of the Purchaser in connection with or to permit any such issuance by the Purchaser.

         (ii) issues additional shares of capital stock in connection with an initial public offering of Purchaser's common stock (including any shares issued pursuant to "greenshoe" provisions), and the aggregate amount of shares issued in such public offering results in a dilution in the Seller's ownership interest in the Purchaser of more than 15%. However, any dilution under this clause (ii) shall be calculated independent of dilution which may arise as a result of issuances other than in connection with an initial public offering.

Promptly following the first event that Purchaser reasonably believes would require the issuance of shares to the Seller pursuant to this Section 7.1, and in any event within five business days after October 31, 1999, the Purchaser shall deliver to the Seller a report describing in reasonable detail the nature of the subject transaction or transactions and certifying the number of shares issued in connection with such transaction or transactions and setting forth a calculation of the number of shares, if any, to be issued to the Seller pursuant to this Section 7.1 (each, an "Additional Purchaser Stock Determination"). If the Seller does not agree that an Additional Purchaser Stock Determination correctly states the number of shares of Purchaser Stock to be issued and delivered to the Seller pursuant to this Section 7.1, the Seller shall promptly (but not later than 30 days after the delivery of the Additional Purchaser Stock Determination) give written notice to the Purchaser of any exceptions thereto (in reasonable detail describing the nature of the disagreement asserted). If the Seller and the Purchaser reconcile their differences, the Additional Purchaser Stock Determination shall be adjusted accordingly and shall thereupon become binding, final and conclusive upon all of the parties hereto and enforceable in a court of law. If the Seller and the Purchaser are unable to reconcile their differences in writing within 30 days after written notice of exceptions is delivered to the Seller, the items in dispute shall be submitted to the Independent Auditors for final determination, and the Additional Purchaser Stock Determination shall be deemed adjusted in accordance with the determination of the Independent Auditors and shall become final and conclusive upon all of the parties hereto and enforceable in a court of law. The Independent Auditors shall consider only the items in dispute and shall be instructed to act within 20 days (or such longer period as the Seller and the Purchaser may agree) to resolve all items in dispute. If the Seller does not give notice of any exception within 30 days after the delivery of an Additional Purchaser Stock Determination or if the Seller gives written notification of its acceptance of an Additional Purchaser Stock Determination prior to the end of such 30-day period, the Additional Purchaser Stock Determination shall thereupon become final, binding and conclusive upon all of the parties hereto and enforceable in a court of law.

         SECTION 7.2 ISSUANCE OF SHARES TO EMPLOYEES. At or promptly following the Closing, the Purchaser shall issue an aggregate of 60,000 shares of Purchaser Stock, to the key employees of the Company indicated on SCHEDULE
7.2 hereto, in the amounts set forth on such schedule. The wage tax due as a result of such issue shall be withheld by the Company.


         SECTION 7.3       DISCLAIMER; DISCLOSURE SCHEDULES.

         7.3.1 DISCLAIMER. The Seller does not make, and has not made, any representations or warranties relating to the Seller, the Company or the businesses of the Company or otherwise in connection with the transactions contemplated hereby other than those expressly set forth herein which are made by the Seller. Without limiting the generality of the foregoing, the Seller has not made, and shall not be deemed to have made, any representations or warranties in any presentation of the businesses of the Company in connection with the transactions contemplated hereby, and no statement made in any such presentation shall be deemed a representation or warranty hereunder or otherwise. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations are not and shall not be deemed to be or include representations or warranties of the Seller. No Person has been authorized by the Seller or the Company to make any representation or warranty relating to the Seller, the Company or the businesses of the Company or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty must not be relied upon as having been authorized by the Seller or the Company.

         7.3.2 SCHEDULES. Certain information in the Schedules is included solely for informational purposes any may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Seller in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.

         SECTION 7.4       INITIAL PUBLIC OFFERING.

         7.4.1 FILINGS. The Purchaser acknowledges that it is its intention to prepare and file with the United States Securities and Exchange Commission (the "Commission") within 120 days after the Closing, and to cause to be declared and to remain effective, a registration statement on Form S-1 and any amendments or supplements to the registration statement or the prospectus to be used in connection therewith as may be necessary to complete an initial public offering of the capital stock of the Purchaser and to keep such registration statement current and to comply with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the disposition of all shares covered by such registration statement. Notwithstanding the foregoing, it is understood that Purchaser may delay or cancel such an offering if Purchaser in good faith believes that circumstances exist that make such a delay or cancellation advisable.

         7.4.2 COPIES OF DOCUMENTS. The Purchaser shall furnish to the Seller such number of copies of the registration statement and each amendment or supplement thereto (in each case including all exhibits) and such number of copies of the prospectus included therein (including each summary, preliminary, final, amended or supplemented prospectus), in conformity with the requirements of the Securities Act, and such other documents incorporated by reference in the registration statement, and such other documents as the Seller shall reasonably request for purposes of their review or in order to facilitate the disposition of the securities; provided, however, that the Purchaser shall not be required to furnish copies of any exhibits or other documents incorporated by reference into the registration statement prior to the filing thereof with the Commission.

         SECTION 7.5 TRIDION REORGANIZATION. The Purchaser acknowledges and agrees that the Seller has created a new wholly owned subsidiary named Tridion B.V. i.o. ("Tridion") and has caused the Company to sell, transfer, convey, deliver and assign to Tridion certain of the assets and liabilities formerly held by the Company identified on EXHIBIT E hereto (the "Tridion Assets and Liabilities"), and the Tridion Assets and Liabilities have become solely the assets and liabilities of Tridion. In connection with the matters contemplated by this Section 7.5 and EXHIBIT E, the Seller represents that there will be no costs or consequences to the Company, and Purchaser hereby releases and waives any and all claims or other rights to the Tridion Assets and Liabilities.

         SECTION 7.6 JOINT AND SEVERAL OBLIGATIONS. The Seller shall fully indemnify the Purchaser and the Company and shall hold the Purchaser and the Company harmless against (a) any and all liabilities, claims and costs incurred by the Company in connection with any guarantees, sureties and/or statements of (joint) liability issued by the Company on behalf of or in favor of third parties (including any member of the Seller's group of companies) and any legal (WETTELIJKE) or contractual liability for obligations (including tax obligations of third parties (including any members of the Seller's group of companies), to the extent that no sufficient provision has been included in the Balance Sheet; and (b) rights of recourse (REGRESRECHT) of third parties (including any members of Seller's group of companies) against the Company, to the extent that no sufficient provision has been included in the Balance Sheet. For the avoidance of doubt, the indemnification provided in this Section shall not be limited or qualified in any respect by Section 8.5 of this Agreement.



                                  ARTICLE VIII

                               SURVIVAL; INDEMNITY

         SECTION 8.1 SURVIVAL. Notwithstanding any right of any party hereto fully to investigate the affairs of any other party, and notwithstanding any knowledge of facts determined or determinable pursuant to such investigation or right of investigation, each party hereto shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other parties contained in this Agreement and the Schedules, if any, furnished by any other party pursuant to this Agreement, or in any certificate delivered at the Closing by any other party. Subject to the limitations set forth in Section 8.5, the respective representations, warranties, covenants and agreements of the Seller and the Purchaser contained in this Agreement shall survive the Closing.

         SECTION 8.2 OBLIGATION OF THE SELLER TO INDEMNIFY. Subject to the limitations contained in Section 8.5 hereof, the Seller hereby agrees to indemnify the Purchaser and its officers, directors, employees, agents and its affiliates (individually a "Purchaser Indemnified Party" and collectively, the "Purchaser Indemnified Parties") against, and to protect, save and keep harmless the Purchaser Indemnified Parties from, and to assume liability for, payments of all liabilities (including liabilities for Taxes), obligations, losses, damages, penalties, claims, actions, suits, judgments, settlements, out-of-pocket costs, expenses and disbursements (including reasonable costs of investigation, and reasonable attorneys', accountants' and expert witnesses' fees) of whatever kind and nature, net of any tax benefit actually realized by the Indemnified Party (it being understood that any such benefit shall be paid in the first instance by Indemnifying Parties and refunded by the Indemnified Party upon the realization of the benefit) to the extent not covered by insurance the benefits of which will inure to the applicable Indemnified Parties (as defined below) (collectively, "Losses"), that may be imposed on or incurred by any Purchaser Indemnified Party or the Company (collectively, the "Group") as a consequence of or in connection with (i) any inaccuracy or breach of any representation or warranty contained in Article III hereof or (ii) any breach of or failure by the Seller to comply with or perform any agreement or covenant contained in this Agreement or (iii) any Losses relating to the Tridion Assets and Liabilities. The term "Losses" as used herein is not limited to matters asserted by third parties against the Group but includes Losses incurred or sustained by the Group in the absence of third party claims.

         SECTION 8.3 OBLIGATION OF THE PURCHASER TO INDEMNIFY. Subject to the limitations set forth in Section 8.5 hereof, the Purchaser hereby agrees to indemnify the Seller and its officers, directors, employees, agents and its affiliates (individually a "Seller Indemnified Party" and collectively, the "Seller Indemnified Parties") against, and to protect, save and keep harmless the Seller Indemnified Parties from and to assume liability (including liabilities for Taxes) for any and all Losses that may be imposed on or incurred by the Seller Indemnified Parties as a consequence of or in connection with (i) any inaccuracy or breach of any representation or warranty contained in
Article IV hereof or (ii) any breach of or failure by the Purchaser to comply with or perform any agreement or covenant by the Purchaser contained in this Agreement.

         SECTION 8.4       INDEMNIFICATION PROCEDURES.

         8.4.1 NOTICE OF ASSERTED LIABILITY. The Indemnified Party (as defined below) shall promptly give notice (the "Claims Notice") to the party or parties required to pay any amount in respect of Losses under Section 8.2 or 8.3 (the "Indemnifying Party"), of any demand, claim or circumstances which in good faith it believes gives rise, or with the lapse of time would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation that may result in any Losses (an "Asserted Liability") without regard to the limitations on indemnification set forth in Section 8.6 below. The Claims Notice shall describe the Asserted Liability in reasonable detail, shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Losses that have been or may be suffered by an Indemnified Party. For purposes of this Section 8.4, the term "Indemnified Party" shall mean the Seller Indemnified Party or Parties or the Purchaser Indemnified Party or Parties, as the case may be.

         8.4.2 DEFENSE OF ASSERTED LIABILITY. The Indemnifying Party may elect to compromise, settle or defend, at its own expense and by its own counsel (such counsel to be reasonably satisfactory to the Indemnified Party), any Asserted Liability. If the Indemnifying Party elects to compromise, settle or defend such Asserted Liability, it shall within 30 days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnified Party in writing of its intent to do so and the Indemnified Party shall cooperate, at the request and expense of the Indemnifying Party, in the settlement or compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise, settle or defend the Asserted Liability, or fails to notify the Indemnified Party of its election as herein provided, the Indemnified Party may pay, compromise, settle or defend such Asserted Liability at the expense of the Indemnifying Party and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such third party claim. Notwithstanding the foregoing, the Indemnifying Party may not settle or compromise any claim without the prior written consent of the Indemnified Party, if such settlement or compromise does not include an unconditional release from all liability without future obligation or prohibition on the part of the Indemnified Party. If an Indemnified Party objects to a bona fide offer of settlement which provides solely for a monetary payment and includes an unconditional release from all liability without future obligation or prohibition on the part of the Indemnified Party, which the Indemnifying Party wishes to accept, the Indemnified Party may continue to pursue such matter, free of any participation by the Indemnifying Party, at the expense of the Indemnified Party. In such event, the obligation of the Indemnifying Party shall be limited to the amount of the offer of settlement which the Indemnified Party refused to accept plus the costs and expenses of the Indemnified Party incurred prior to the date the Indemnifying Party notified the Indemnified Party of the offer of settlement. The Indemnified Party shall have the right to employ its own counsel in any case with respect to an Asserted Liability, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (a) the employment of such counsel shall have been authorized in writing by the Indemnifying Party in connection with the defense of such action, (b) such Indemnifying Party shall not have, as provided above, promptly employed counsel reasonably satisfactory to such Indemnified Party to take charge of the defense of such action, or (c) such Indemnified Party shall have reasonably concluded that there may be one or more legal defenses available to it which are different from or additional to those available to such Indemnifying Party, in any of which events such reasonable fees and expenses shall be borne by the Indemnifying Party and the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party in respect of such different or additional defenses. Notwithstanding anything in this Section 8.4 to the contrary, the Seller shall only reimburse the Purchaser Indemnified Parties for the costs and expenses of one counsel for all Purchaser Indemnified Parties, and the

Purchaser shall only reimburse the Seller Indemnified Parties for the costs and expenses of one counsel for all Seller Indemnified Parties, If the Indemnifying Party chooses to defend any claim, the Indemnified Party shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense. The parties hereto agree to cooperate fully with one another in the defense, compromise or settlement of any Asserted Liability.

         8.4.3 CONTROL BY THE PURCHASER. All decisions and determinations to be made by the Purchaser and/or a Purchaser Indemnified Party under Article VIII shall be made by the Purchaser in the name of and on behalf of the Purchaser or such other Purchaser Indemnified Party and all such decisions and determinations shall be binding upon the parties hereto and such Purchaser Indemnified Party.

         SECTION 8.5 LIMITATIONS ON INDEMNIFICATION.

         8.5.1 INDEMNITY CUSHION . No claim, action or other Asserted Liability with respect to Losses arising out of any of the matters referred to in clause
(i) of Section 8.2 may be asserted until such time as claims, actions or other Asserted Liabilities with respect to Losses arising out of any of the matters referred to in clause (i) of Section 8.2 shall exceed $50,000 in the aggregate (in which case the Seller shall be liable for all Losses in excess of $50,000); provided, however, that this Section 8.5.1 shall not apply to Losses relating to a breach of a representation or warranty contained in Section 3.26 nor to any Losses relating to the Tridion Assets and Liabilities.

         8.5.2 TERMINATION OF INDEMNIFICATION OBLIGATIONS OF THE SELLER. The obligation of the Seller to indemnify under clause (i) of Section 8.2 hereof shall terminate on June 30, 2001 except (i) as to matters as to which any Purchaser Indemnified Party has made a claim for indemnification or given a Claims Notice under Section 8.4 hereof on or prior to such date, (ii) with respect to any claim for Losses pertaining to a misrepresentation or a breach of representation or warranty under Section 3.11 or 3.19, and (iii) with respect to any claims relating to Tridion Assets and Liabilities. The obligation to indemnify referred to in:

                  (A) the preceding clause (i) shall survive the expiration of such period until such claims are finally resolved and any obligations with respect thereto are fully satisfied; and

                  (B) the preceding clauses (ii) and (iii) shall terminate 60 days after the expiration of the relevantstatute of limitations, except as to matters as to which any Indemnified Party has made a claim for indemnification or given a Claims Notice under Section 8.4 on or prior to such date, in which case the right to indemnification with respect thereto shall survive the expiration of any such period until such claim is finally resolved and any obligations with respect thereto are fully satisfied.

         8.5.3 TERMINATION OF INDEMNIFICATION OBLIGATIONS OF THE PURCHASER. The obligation of the Purchaser to indemnify under clause (i) of Section 8.3 hereof shall terminate on June 30, 2001 except as to matters as to which any Seller Indemnified Party has made a claim for indemnification or given a Claims Notice under Section 8.4 hereof on or prior to such date, in which case the right to indemnification with respect thereto shall survive until the related claim for indemnification has been finally resolved and any obligations with respect thereto are fully satisfied.

         8.5.4 TREATMENT. Any indemnity payments by an Indemnifying Party to an Indemnified Party under this Article VIII shall be treated by the parties as an adjustment to the Purchase Price.

         8.5.5 ACTUAL EXPENSES. Recovery of an Indemnified Party pursuant to
Section 8.2 or 8.3 shall be limited to actual out-of-pocket expenses and shall in no event include any punitive, exemplary, special, indirect, incidental or consequential damages whatsover (which shall include, without limitation, lost profits and sales).

         8.5.6 REMEDIES. Indemnification in accordance with the provisions of this Agreement shall be the sole and exclusive remedy of the Purchaser and the Seller for any Losses suffered or incurred by the Indemnified Party including, but not limited to, any and all breaches of or inaccuracies in any of the parties' respective representations and warranties, covenants, agreements or other obligations of the Purchaser and the Seller set forth in this Agreement or in any other agreement or instrument contemplated thereby.

         8.5.7 MAXIMUM AMOUNT. Notwithstanding anything in this Agreement to the contrary, in no event shall the maximum aggregate liability of the Seller with respect to Losses suffered or incurred by the Purchaser Indemnified Parties hereunder (other than Losses relating to the Tridion Assets and Liabilities, as to which there shall be no maximum potential liability) exceed the total of $700,000 (or such lesser amount to the extent adjusted pursuant to Section 2.2.1) plus the shares issued to the Seller hereunder. For purposes of indemnification hereunder, prior to the time the Purchaser shall have an effective registration statement outstanding under the Securities Act of 1933, as amended, the Seller shall be required to return shares of Purchaser Stock to satisfy its indemnification obligations and each share of Purchase Stock shall be valued at $6.81; thereafter, Seller shall have the option as to whether to satisfy its indemnification obligations in cash or in shares of Purchaser Stock and each share of Purchaser Stock shall be valued at its then-current market value. In the event that the Seller shall have sold any shares of Purchaser Stock at the time payments are due under this Article VIII, that portion of its liability relating to the shares of Purchaser Stock shall be limited to the total of the value of the Purchaser Stock remaining to it plus the gross sale proceeds of the shares of Purchaser Stock sold.


                                   ARTICLE IX

                                  MISCELLANEOUS

         SECTION 9.1 EXPENSES. Except for costs and expenses of the civil law notary which shall be borne by the Purchaser, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

         SECTION 9.2 GOVERNING LAW. Pursuant to Section 5-1401 of the General Obligations Law of the State of New York, this Agreement shall be governed by the laws of the State of New York .

         SECTION 9.3 "PERSON" DEFINED. "Person" shall mean and include an individual, a company, a joint venture, a corporation, a limited liability company, a limited liability partnership, a partnership under Dutch law (maatSCHAP, VENNOOTSCHAP ONDER FIRMA, COMMANDITAIRE VENNOOTSCHAP) a trust, an unincorporated organization and a government or other department or agency thereof.

         SECTION 9.4 "KNOWLEDGE" DEFINED. Where any representation and warranty contained in this Agreement is expressly qualified by reference to the knowledge of a party, such party confirms that it has made such due and diligent inquiry as to the matters that are the subject of such representations and warranties as shall be reasonable under the circumstances.

         SECTION 9.5 "AFFILIATE" DEFINED. As used in this Agreement, an "affiliate" of any Person, shall mean any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person.

         SECTION 9.6 CAPTIONS. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

         SECTION 9.7 PUBLICITY. Subject to the provisions of the next sentence, no party to this Agreement shall, and the Seller shall insure that no representative of the Company shall, issue any press release or other public document or make any public statement relating to this Agreement or the matters contained herein without obtaining the prior approval of the Purchaser, the Company and the Seller. Notwithstanding the foregoing, the foregoing provision shall not apply to the extent that Purchaser is required to make any announcement relating to or arising out of this Agreement by virtue of the federal securities laws of the United States or the rules and regulations promulgated thereunder or other rules of the National Association of Securities Dealers or other stock exchange on which the securities of the Purchaser may then be traded, or any announcement by any party or the Company pursuant to applicable law or regulations.

         SECTION 9.8 NOTICES. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by any party to any other party shall be in writing and shall be deemed to have been given (a) upon personal delivery, if delivered by hand, (b) the next business day if sent by facsimile transmission (if receipt is electronically confirmed), or (c) two days if sent by a prepaid overnight courier service, and in each case at the respective addresses or numbers set forth below or such other address or number as such party may have fixed by notice:

         If to the Purchaser, addressed to:

                  Agency.Com Ltd.
                  665 Broadway
                  New York, New York 10012
                  Attention:  Chief Financial Officer
                  Fax:  (212) 358-8256

                           WITH A COPY TO:

                  Janet Ambrosi Wertman
                  1111 Chautauqua Boulevard
                  Pacific Palisades, California 90272
                  Fax: (310) 230-6936

         If to the Seller to the address set forth on EXHIBIT A.


         SECTION 9.9 PARTIES IN INTEREST. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

         SECTION 9.10 SEVERABILITY. In the event any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

         SECTION 9.11 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

         SECTION 9.12 ENTIRE AGREEMENT. This Agreement, including the other documents referred to herein and the Exhibits and Schedules hereto which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

         SECTION 9.13 AMENDMENTS. This Agreement may not be amended, supplemented or modified orally, but only by an agreement in writing signed by the Purchaser and the Seller.

         SECTION 9.14 THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto and their respective successors and assigns as permitted under Section 9.9.

         SECTION 9.15 CIVIL LAW NOTARY. The Seller hereby acknowledges that it is aware of the provisions of Articles 8, 9, 10 and 14.2 of the "Guidelines concerning associations between civil law notaries (NOTARISSEN) and barristers/solicitors (ADVOCATEN)" as established by the Board of the Royal Professional Organisation of Civil Law Notaries (KONINKLIJKE NOTARIELE BEROEPSORGANISATIE). The Seller hereby acknowledges and agrees that Loeff Claeys Verbeke may advise and act on behalf of the Purchaser with respect to this Agreement, and any agreements and/or any disputes related to or resulting from this Agreement.

         SECTION 9.16 ARBITRATION. Except as specifically provided in Sections
2.2 and 7.1,, any controversy or claim arising out of or relating to this Agreement, or any breach hereof, shall be settled by arbitration in accordance with the rules and regulations of the American Arbitration Association and judgment upon such award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration panel shall consist of three arbitrators, one nominated by Purchaser, one nominated by the Seller and the third to be selected by the other two. In the event the three arbitrators shall not have been nominated within 30 days following a notice by either Purchaser or the Seller to the other(s) of its intention to arbitrate, an arbitrator for the party who has not nominated an arbitrator (if applicable) and the third arbitrator shall be chosen by the American Arbitration Association in New York, New York pursuant to its rules and regulations. The determination of the arbitrators shall be not inconsistent with the terms of this Agreement and shall be final and binding upon the parties to the arbitration without the right of appeal. The arbitration shall be held in London, England. The costs and expenses of the arbitrators shall be paid by the non-prevailing party or parties to the arbitration proceeding. No party to this Agreement shall be precluded from applying to a proper court for injunctive relief by reason of the prior or subsequent commencement of an arbitration proceeding as herein provided.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, on the day and year first above written.


                                              AGENCY.COM LTD.


                                              BY: /s/ JOHNATHAN TANN
                                                 ---------------------
                                                 NAME: JOHNATHAN TANN
                                                 TITLE: VICE-PRESIDENT




                                                TOPICS INTERACTIVE FACTORY B.V.


                                              BY: /s/ ROLAND SLOT
                                                 ---------------------
                                                 NAME: ROLAND SLOT
                                                 TITLE: DIRECTOR




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                                    EXHIBITS

         Exhibit A:                        Company Shares; Address
         Exhibit B:                        Investment Representation Certificate
         Exhibit C:                        Form Employment Agreement
         Exhibit D:                        Form Non-Competition Agreement
         Exhibit E:                        Tridion Assets and Liabilities



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                                                               September 1, 1999

Topics Interactive Factory B.V.
Lijsterbeslaan 17
1214 LN Hilversum
The Netherlands


                    Re: AMENDMENT TO STOCK PURCHASE AGREEMENT

Dear Gentlemen:

                  Reference is made to the Stock Purchase Agreement dated July 23, 1999 (the "STOCK PURCHASE AGREEMENT") by and between AGENCY.COM Ltd., a New York corporation (the "PURCHASER"), and Topics Interactive Factory B.V., a corporation organized under the laws of The Netherlands (the "SELLER"). Capitalized terms used herein which are not defined in this letter agreement shall have the meanings ascribed thereto in the Stock Purchase Agreement.

                  This letter (the "AMENDATORY AGREEMENT") will confirm certain agreements between us as follows:

         1. The parties agree that Article II of the Stock Purchase Agreement shall be amended and shall read in its entirety as follows with the full force and effect as if originally included in the Stock Purchase Agreement:

                                   "ARTICLE II

                           PURCHASE PRICE AND CLOSING


                  SECTION 2.1 PURCHASE PRICE. In consideration for the purchase by the Purchaser of the Company Shares, the aggregate purchase price (the "PURCHASE PRICE"), shall be calculated and paid by the Purchaser to the Seller as set forth below:



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                  2.1.1 CLOSING PAYMENT. At the Closing, the Purchaser shall deliver to the Seller a certificate or certificates registered in the name of the Seller representing 1,047,226 shares of Purchaser's common stock, par value $0.001 per share (the "PURCHASER STOCK"). Notwithstanding anything in this Section 2.1 to the contrary, the Purchase Price shall be subject to the adjustments contemplated by Sections 2.2 and 7.1.

                  2.1.2 POST-CLOSING PURCHASER STOCK PAYMENT. If (a) 1999 Revenues (as defined in Section 2.1.5) exceed 10,018,000 (NLG) AND (b) if PAT (as defined in Section 2.1.4) for the period of August 1, 1999 through December 31, 1999 is a positive number, within five business days after the Determination (as defined in Section 2.2) for calendar year 1999 and any adjustments thereto shall have become binding on the parties as provided in Section 2.2, the Post-Closing Purchaser Stock Payment equal to the number of shares of Purchaser Stock equal to the lesser of (i) 168,066 or (ii) calculated as follows (such number shall be rounded to the nearest whole share):

         Post-Closing Purchaser Stock Payment  =  (1999 REVENUES )  x  168,066
                                                  -------------
                                                  ( 12,821,000   )

         ; it being understood that if the requirements set forth in Section 2.1.2(a) AND (b) are not satisfied, the Post-Closing Purchaser Stock Payment shall equal zero.

                  2.1.3 POST-CLOSING CASH PAYMENT. In the event that the shareholders equity of the Company as at the close of business on June 30, 1999, as finally determined pursuant to Section 2.2 in accordance with GAAP (as defined in Section 3.4), without including as assets goodwill and other like intangibles or fixed assets not in service ("NET SHAREHOLDERS EQUITY"), is a positive number, within five business days after the Net Shareholders Equity shall have become binding on the parties pursuant to the procedures in Section 2.2, the Purchaser shall pay the Seller the positive amount of Net Shareholders Equity up to US$700,000. Payment of the cash portion shall be made by wire transfer to the Seller's account: bank account number 44.22.90.837 ABN AMRO Amsterdam, mentioning "Agency / Twinspark".

                  2.1.4 PAT. "PAT" shall mean the consolidated net income (loss) of the Company, after payment of or provision for all federal, state and local income taxes for such period, for the period August 1, 1999 through December 31, 1999 determined in accordance with GAAP; provided that in making such determinations:

                                       2

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         (i) neither the proceeds from nor any dividends or refunds with respect to, nor any increases in the cash surrender value of, any life insurance policy under which the Company is the named beneficiary or otherwise entitled to recovery, shall be included as income, and the premium expense related to any such life insurance policy shall not be included as an expense; and

         (ii) intercompany management fees charged by the Purchaser or any affiliate (as defined in Section 9.5) of the Purchaser to the Company shall not be treated as an expense; and

         (iii) taxes imposed upon or measured by any income shall be computed
         (A) on an accrual basis; (B) on the basis that the Company is treated as a separate corporate taxpayer from Purchaser, not included in any consolidated or combined return filed by Purchaser, or any affiliate of Purchaser; and (C) except as otherwise modified as set forth in this
         Section 2.1.4 in accordance with all provisions of law, including without limitation deductions, credits and rates, applicable to the period in question and applied to the net income of the Company determined hereunder, regardless of any taxes actually paid by the Company, [and without any losses or tax credits carried forward from any period prior to August 1, 1999].

                  Section 2.1.5 1999 REVENUES. "1999 REVENUES" shall mean the commissions and fees, mark-ups and hourly charges earned by the Company (excluding pass through expenses, except for licensing fees of 800,000 NLG as referenced in SCHEDULE 3.4) during calendar year 1999 for work generated or performed by employees or contractors and charged to clients determined in accordance with GAAP.

                  SECTION 2.2 ACCOUNTING PROCEDURES.

                  (a) The Purchaser shall cause the Arthur Andersen LLP (the "ACCOUNTANTS"), as soon as practicable after the end of calendar year 1999, to prepare in accordance with GAAP, a report containing an (x) audited balance sheets of the Company as of the close of business on June 30, 1999 and December 31, 1999, and related audited statements of income of the Company for the five months ended December 31, 1999 and the twelve months ended December 31, 1999, together with a statement of the Accountants stating that such financial statements were prepared in accordance with this Agreement and setting forth (x) the 1999 Revenues, the Net Shareholders Equity as of the close of business on June 30, 1999 and the PAT for the four months ended December 31, 1999 and (y) all adjustments required to be made to such audited financial statements in order to make the calculations required under this
         Section 2.2 (the " DETERMINATION"). A copy of such Determination shall be delivered to the Seller not later than 150 days after

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         December 31, 1999. It is understood and agreed that in connection with the determination of Net Shareholders Equity contemplated by this
         Section 2.2, Dutch Guilder amounts shall be converted to U.S. Dollars using the Dutch Guilder/U.S. Dollar exchange rate as of the close of business on June 30, 1999 as quoted in The Wall Street Journal (U.S. edition).

                  (b) If the Seller does not agree that the Determination correctly states the Net Shareholders Equity, 1999 Revenues or PAT, the Seller shall promptly (but not later than 30 days after the delivery of the Determination) give written notice to the Purchaser of any exceptions thereto (in reasonable detail describing the nature of the disagreement asserted). If the Seller and the Purchaser reconcile their differences, the Net Shareholders Equity, 1999 Revenues or PAT calculation, as the case may be, shall be adjusted accordingly and shall thereupon become binding, final and conclusive upon all of the parties hereto and enforceable in a court of law. If the Seller and the Purchaser are unable to reconcile their differences in writing within 30 days after written notice of exceptions is delivered to the Purchaser, the items in dispute shall be submitted to the Amsterdam office of a mutually acceptable accounting firm selected from among the six largest accounting firms in The Netherlands in terms of gross revenues (the "INDEPENDENT AUDITORS") for final determination, and the Net Shareholders Equity, 1999 Revenues or PAT calculation, as the case may be, shall be deemed adjusted in accordance with the determination of the Independent Auditors and shall become final and conclusive upon all of the parties hereto and enforceable in a court of law. The Independent Auditors shall consider only the items in dispute and shall be instructed to act within 20 days (or such longer period as the Seller and the Purchaser may agree) to resolve all items in dispute. If the Seller does not give notice of any exception within 30 days after the delivery of the Determination, or if the Seller gives written notification of its acceptance of the Net Shareholders Equity, 1999 Revenues or PAT prior to the end of such 30 day period, the Net Shareholders Equity, the 1999 Revenues and the PAT set forth in the Determination shall thereupon become binding, final and conclusive upon all the parties hereto and enforceable in a court of law.

                  SECTION 2.3 CLOSING. The Closing under this Agreement (the "CLOSING") is taking place simultaneously with the execution and delivery of this Agreement, at the offices of Loeff Claeys Verbeke, Amsterdam. Such date is herein referred to as the "Closing Date." At the Closing, the Seller shall deliver the Company Shares to the Purchaser by execution of a notarial deed of transfer of the Company Shares."

As a result of the amendment set forth in this paragraph 1, upon the completion of this Amendatory Agreement, the Seller shall have returned to the Purchaser US$700,000 (1,444,108.77 NLG) and the certificate or certificates representing 1,215,292 shares of Purchaser Stock, with duly executed stock powers, in exchange for a new certificate registered in the name of the Seller representing 1,047,226 shares of Purchaser Stock.

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         2. SCHEDULE 3.4 to this Amendatory Agreement hereby replaces and supersedes the prior SCHEDULE 3.4.

         3. SCHEDULE 4.5 to this Amendatory Agreement hereby replaces and supersedes the prior SCHEDULE 4.5. The LAST SENTENCE of Section 4.5 of the Stock Purchase Agreement shall be deleted in its entirety and replaced with the following sentence:

                  "The shares of Purchaser Stock issued to Seller (assuming 168,066 shares of Purchaser Stock are issued as the Post-Closing Stock Payment), together with 50% of the sum of (x) the 10,000 shares of Purchaser Stock issued pursuant to Section 7.2.1 and (y) the 75,000 shares of Purchase Stock issuable pursuant to options to be granted pursuant to Section 7.2.2, represent 3.5% of the Applicable Purchaser Shares, as calculated and defined in SCHEDULE 4.5 hereto (the "SELLER'S CLOSING PERCENTAGE").

         4. Each of the two parentheticals in the first paragraph of Section 7.1 of the Stock Purchase Agreement shall be deleted in their entirety and replaced with the following:

            "(calculated as if an additional 42,500 shares of Purchaser Stock had been issued to Seller)"

         5. The sentence beginning "However, any dilution under this clause (i)" in Section 7.1(i) shall be deleted in its entirety and replaced with the following sentence:

                  "However, any dilution under this clause (i) shall be calculated without taking into account shares issued or options granted to the employees of the Company as contemplated hereby, shares issuable upon the exercise of options granted to the employees of the Company as contemplated hereby, shares issued upon the exercise of existing options, or shares issued in connection with another acquisition made by the Purchaser in good faith and, in its business judgment, for fair value."

         6. SCHEDULE 7.2 to this Amendatory Agreement hereby replaces and supersedes the prior SCHEDULE 7.2. In addition, Section 7.2 of the Stock Purchase Agreement shall be amended to read in its entirety as follows:

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                  "SECTION 7.2 ISSUANCE OF SHARES AND GRANT OF OPTIONS TO
EMPLOYEES.

                  7.2.1 ISSUANCE OF SHARES TO EMPLOYEES. At or promptly following the Closing but prior to the date that the Purchaser has closed an initial public offering of the Purchaser's common stock, the Purchaser shall issue an aggregate of 10,000 shares of Purchaser Stock to the key employees of the Company indicated on SCHEDULE 7.2 hereto, in the amounts set forth on such Schedule. Each such key employee shall be responsible for any wage taxes due as a result of such issue and the Company shall not withhold any such wage taxes. In the event that a key employee does not accept the additional shares of Purchaser Stock, the Purchaser shall issue such shares to the remaining key employees or to the Company.

                  7.2.2 GRANT OF OPTIONS TO EMPLOYEES. Following the Closing, the Purchaser shall grant an aggregate of 75,000 options to purchase Purchaser Stock, pursuant to the terms of the AGENCY.COM 1999 Option Plan, to the key employees of the Company indicated on SCHEDULE 7.2 hereto, in the amounts set forth on such Schedule. Each such key employee shall be responsible for any wage taxes due as a result of such grant and the Company shall not withhold any such wage taxes. In the event that a key employee does not accept such options to purchase Purchaser Stock, the Purchaser grant such options to the remaining key employees or to the Company.

         7. Section 8.5.7 of the Stock Purchase Agreement shall be amended as follows:

                  Reference to "Section 2.2.1" in the first sentence shall be changed to "Sections 2.1.3 and 2.2".

         8. Notwithstanding anything herein to the contrary, (i) if a Loss incurred by a Purchaser Indemnified Party or any adjustment to the Purchase Price in favor of the Purchaser which is or was contemplated by the Stock Purchase Agreement has been satisfied pursuant to the amendments set forth in this Amendatory Agreement, all Purchaser Indemnified Parties shall be precluded from (A) bringing a claim under Article VIII of the Stock Purchase Agreement or
(B) seeking any further adjustment to the Purchase Price and (ii) if a Loss incurred by a Seller Indemnified Party has been satisfied pursuant to the amendments set forth in this Amendatory Agreement, the Seller shall be precluded from bringing a claim under Article VIII of the Stock Purchase Agreement.

         9. Except as set forth above, the Stock Purchase Agreement shall remain in full force and effect without further modification.

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                  Your signature below will acknowledge your agreement with the foregoing.

                                         Very truly yours,

                                         AGENCY.COM LTD.


                                         By:/s/ Johnathan Tann
                                            ------------------------------------
                                            Johnathan Tann
                                            Vice President

AGREED TO AND ACCEPTED:

TOPICS INTERACTIVE FACTORY B.V.


By:/s/ Roland Slot
   -----------------------------
   Roland Slot
   Director